Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Salix Pharmaceuticals, Ltd. for the registration of $750,000,000 of 6.00% Senior Notes due 2021 and to the incorporation by reference therein of our report dated April 10, 2014, with respect to the consolidated financial statements of Santarus, Inc. included in the Current Report on Form 8-K dated May 30, 2014 of Salix Pharmaceuticals, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 30, 2014